UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2022

UR-ENERGY INC.
(Exact name of registrant as specified in its charter)

Canada	001-33905	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10758 W Centennial Road, Suite 200 Littleton, Colorado	80127
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (720) 981-4588

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock	URG (NYSE American): URE (TSX)	NYSE American; TSX

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Jeffrey T. Klenda, the Chairman, CEO and President of Ur-Energy Inc. (“Ur-Energy” or the “Company”) has resigned as the Chief Executive Officer of the Company effective March 1, 2022 and will retire as the Chairman of the Company, effective after the Annual Shareholders meeting in June 2022. He is not currently expected to be nominated to serve as a director of the Company at the upcoming Annual Shareholders meeting. He will also retire as President following the Annual Shareholders meeting.

On March 1, 2022, the Board of Directors (the “Board”) of the Company voted to expand the size of the Board and appointed John W. Cash to fill the vacancy created by the increase in the size of the Board. On the same date, he was appointed Chief Executive Officer of the Company, effective March 1, 2022. Mr. Cash will assume the title of President immediately after the retirement of Mr. Klenda from that role. Mr. Cash is also expected to be nominated to serve as a director of the Company at the upcoming Annual Shareholders meeting.

Mr. Cash, age 49, joined Ur-Energy in 2007 as Manager, Environment Health and Safety and Regulatory Affairs and has led the permitting and licensure of both our Lost Creek and Shirley Basin uranium mines, while also managing the EHS and geology departments. Mr. Cash was appointed as Vice President Regulatory Affairs of Ur-Energy in 2011.

Mr. Cash has nearly 30 years of diverse experience in the uranium industry, from which he has acquired broad-reaching expertise in exploration, EHS including radiation safety, regulatory and legislative affairs, and uranium recovery operations, as well as extensive management experience. Prior to joining Ur-Energy, Mr. Cash worked for established uranium mining companies, including BHP, Rio Algom Mining, and Crow Butte Resources, a subsidiary of Cameco, in various roles in mineral exploration, as Operations Superintendent and EHS Manager. As Operations Superintendent, Mr. Cash managed all aspects of wellfield production and plant processing at the 800,000 lbs. U3O8 per year Crow Butte ISR facility.

Mr. Cash is a Fellow of the inaugural World Nuclear Summer Institute. Mr. Cash has developed solutions for industry related to water management, EPA aquifer exemptions, technical design, and environmental matters. He has served as a past president of the Uranium Producers of America. Mr. Cash received B.Sc. and M.Sc. degrees in Geology and Geophysics from the University of Missouri-Rolla in 1994 and 1995, respectively.

Mr. Cash has no family relationships among the Board of Directors or other members of senior management of the Company.

In making the determination to appoint Mr. Cash to fill the vacancy on the Board, the Board considered his extensive experience in the uranium industry and his role as the Chief Executive Officer of the Company.

The Board has set Mr. Cash’s annual cash compensation at $400,000 beginning March 2022. He was also awarded 175,000 stock options pursuant to the Ur-Energy Amended and Restated Stock Option Plan (2005), as amended. The Board also approved amendments to the employment agreement of Mr. Cash with respect to the amount of severance payment that may become payable to him in certain circumstances, from an amount equal to 24 months of his then-current base salary to an amount equal to 30 months of his then-current base salary. The circumstances under which Mr. Cash would be entitled to receive the severance payment were not modified.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 1, 2022

Ur-Energy Inc.

By:	/s/ Penne A. Goplerud
Name: Penne A. Goplerud
Title: Corporate Secretary and General Counsel

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